INDEPENDENT AUDITORS' CONSENT


We have issued our report dated March 1, 2000, accompanying the financial statements as of and for the years ended December 31, 1999 and 1998 of Zapworld.com contained in the Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP


San Francisco, California
February 9, 2001